 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2017.

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Sino United Worldwide Consolidated Ltd.

(Exact name of Company as specified in its charter)

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Nevada	000-53737	30-0679981
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136-20 38th Ave. Unit 3G, Flushing, NY 11354

(Address of principal executive offices) (Zip Code)

718-395-8706

Company’s telephone number, including area code

AJ Greentech Holdings Ltd.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On September 30, 2017, we entered into an agreement with Li-An Chu, a director, pursuant to which we transferred to Li-An Chu all of our equity interest in JinChih International Co. Ltd., a company organized under the laws of the Taiwan, Republic of China, including all of our interest and rights over the DMS Technology we purchased last January 1, 2016 from XinyahangDianziGufenYouxianGongsi,in exchange for the cancellation by Li-An Chu of debt that we owe her in the amount of $70,261, this debt is due and owing by us to Li-An Chu, and for the cancellation of the 500,000 shares of common stock issued under stock certificate no. CS2-357 issued on July 12, 2016 and the 10,03,333 shares of common stock issued to Li-An Chu. This transfer resulted from the decision, as a result of our decreasing revenue, continued losses and inability to raise capital for our business. The transfer was approved by our board of directors and stockholders who, together, hold approximately 70.40% of our outstanding common stock.

The company led by Chairman Tee-Keat Ong, is developing new businesses in various fields through careful review and critical selection of new growth businesses as part of his strategic agendas. We are going to accelerate our product strategy by integrating technology, sales and solution marketing to ensure sustainable competitive advantage. And in cooperation with Mr. Ong’s newly established Hong Kong company,we are going to strengthen our core competencies in high technology and green technology businesses, such as the revolutionary sound wave technology with industrial applications, which will increase internal efficiency and integrate digital advantages into B2B companies in their sales generation process, while improving their customer experience from product research, payments, and after sales services, this is in cooperation with Soundnet Technology Company.

We also offer cloud-based fleet maintenance and vehicle tracking system. This system enables location tracking, preventive maintenance scheduling, statistics and records that will enhance fleet management, improve safety and service, in cooperation with Data Lake Technology.

We are also marketing digital wearable technology products and apps that combine the latest in the telecom, microelectronics, sensors and data analysis technologies to promote well-being and broaden the digital health monitoring services available for the medical industry, using cloud-computing technology for cheaper and easier data maintenance and upgrades of health monitoring system networks.

On October 1, 2017, Mr. Tee-Keat Ong and the Company entered into a loan agreement pursuant to which Mr. Tee-Keat Ong agreed to lend us $50,000 initially with future loan amount up to $1,000,000, for which we would issue our 5% demand promissory note in the principal amount of $50,000.

On October 1, 2017, Ms. Shoou Chyn Kan and the Company entered into a loan agreement pursuant to which Ms. Shoou Chyn Kan agreed to lend us $65,000,which include the loan already made to the firm, with future loan amount up to $1,000,000, for which we would issue our 5% demand promissory note in the principal amount of $65,000.

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 30, 2017, Li-An Chu, resigned as Chief Executive Officer and Chief Finance Officer, of Sino United Worldwide Consolidated Ltd. Her resignation was voluntary, and did not result from any dispute with the Company.

On Oct 1, 2017, the Board of Directors (the “Board”) of the Company appointed Chi-Shun Chang as Chief Executive Officer of the firm. Pursuant to an employment agreement dated Oct. 1, 2017, Mr. Chang is to receive an initial annual salary of $30,000, subject to adjustment. Mr. Chang’s employment with the Company may be terminated at any time, with or without cause, on at least 10 days’ written notice. In the event of termination, Mr. Chang shall be entitled to payment of all salary due to him as of the date of termination.

Mr. Chang, 53, served as president of Rock Computer Technology Company in NY since 1993. Mr. Chang received his Masters Degree in Electronics Engineering from theNew York University Tandon School of Engineering (formerly the Polytechnic Institute of New York University).

Item 5.07	Submission of Matters to a Vote of Security Holders

Stockholder approval for the transfer of stock in Jin Chih International Co. Ltd. of Taiwan, was given by the written consent dated September 30, 2017 of Ms. Li-An Chu 17%, and Ms. Wen-ling Huang 8.48%, and Ms. Pao-ju Tao 8.48%, Mr. Yu-jen Lei 8.48%,Zhirong Peng 9.32%, Youxin Peng 9.32%, Zhou Yanru 9.32%, who, together, 70.40% of our outstanding common stock.

Item 9.01	Financial Statements and Exhibits.

Exhibits

99.1 Agreement dated September 30, 2017, between the Company and Li-An Chu.

99.2 Loan Agreement dated October 1, 2017, between the Company and Tee-Keat Ong.

99.3 Promissory Note from the Company to Tee-Keat Ong.

99.4 Loan Agreement dated October 1, 2017, between the Company and Shoou Chyn Kan.

99.5 Promissory Note from the Company to Shoou Chyn Kan.

99. 6 Employment Agreement dated October 1, 2017 between the Company and Chi-Shun Chang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SINO UNITED WORLDWIDE CONSOLIDATED LTD.

Date: October 3, 2017.	By:	/s/ Chi Shun Chang__________________________
Chi Shun Chang Chief Executive Officer